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                                                                 Exhibit 2.17


                                  ESCROW AGREEMENT



     This Escrow Agreement is made by and between INDUSTRIAL DATA SYSTEMS CORP.
(IDS) MICHAEL L. MOORE (MOORE) and MLC ENTERPRISES, INC. (MLC), and JOHNNY J. WILLIAMS, (ESCROW AGENT).

     RECITALS

     WHEREAS, IDS, MOORE, and MLC have entered into a Stock Acquisition Agreement dated November 1, 1998, whereby IDS will acquire all of MOORE's common stock in MLC, a Texas Corporation upon fulfillment of the conditions precedent setforth herein, and;

     WHEREAS, IDS, MOORE and MLC have agreed to place the Closing Documents into Escrow until a letter is received from R.V. "Skip" Wagoner completing the closing of the transaction;

     WHEREAS JOHNNY J. WILLIAMS has agreed to act as Escrow Agent subject to the terms hereof;

     NOW THEREFORE the parties hereto have agreed as follows:

     1. Items of Escrow. The following items have been delivered to Escrow Agent on the date(s) set forth following the description of each item:

          (i) A fully executed original Stock Acquisition Agreement dated November 1, 1998 between the parties hereto.

               Received November 13, 1998              __________

          (ii) Stock Certificate No. 2 issued to MICHAEL L. MOORE representing 1000 shares of common stock of MLC ENTERPRISES, INC.

               Received  November 13, 1998             __________

          (iii) A certificate of Corporate Resolution signed by MICHAEL L. MOORE dated November 13, 1998.

               Received November 13, 1998.             __________

          (iv) By laws of MLC ENTERPRISES, INC. signed on November 13, 1998.

               Received on November 13, 1998           __________

          (v)  Affidavit of List of Misplaced Documents dated November 13, 1998.

               Received on November 13, 1998.          __________

          (vi) Written Consent of all Directors In Lien of Meeting for MLC ENTERPRISES, INC.

               Received on November 13, 1998.          __________

          (vii) Employment Agreement dated November 1, 1998 by and between MLC and Moore.

               Received on November 13, 1998.          __________

          (viii)    Agreement from Aaron Phillips dated November 1, 1998.

               Received on November 13, 1998.          __________

          (ix) Letter from IDS to its transfer agent requesting the issuance of 50,000 shares of its common stock to MICHAEL L. MOORE.


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               Received on November 13, 1998.          __________

          (x)  A check from IDS to MOORE in the sum of $63,438.14.

               Received on November 13, 1998.          __________

     (2) In the event that the letter from Wagoner is received prior to 5:00 p.m. Houston, Texas time on November 16, 1998, Escrow Agent is directed to take the steps necessary to complete the closing of the transaction

     (3) In the event that the letter from Wagoner is not received prior to 5:00 p.m. Houston, Texas time on November 16, 1998 or the requirement is waived by IDS, Escrow Agent is directed to return the Escrow items as follows:

          (a)  IDS Item(s) i, v, ix, x

          (b)  MOORE Item(s) ii, iii, iv, v

          (c)  MLC Item(s) iv, vi, vii, viii

     5.   Notice to Escrow Agent.   IDS, MOORE and MLC hereby agree to notify
Escrow Agent in writing of any modifications whatsoever to this Agreement. IDS, MOORE and MLC further agree that accompanying such notice shall be a true and correct copy of any instrument purporting to modify the agreement alleged to have been modified. Escrow Agent may conclusively rely upon any such notice as evidence of such modification. Absence of any such notice, shall conclusively evidence that these Agreements have not been modified.

     6. Dispute Between the Parties. In the event that any disputes arise between IDS, MOORE and MLC regarding construction of this or any other agreement or rights arising therefrom, Escrow Agent is hereby authorized and directed to file an appropriate interpleader action in a court of competent jurisdiction and shall be entitled to recover from the IDS, MOORE and MLC, all costs, fees, and expenses associated therewith, including reasonable attorney's fees.

     7. Termination of Escrow Duties. The duties of Escrow Agent shall terminate upon occurrence of any of the following events: (i) completion of the transaction, (ii) return of the Escrowed items to the appropriate party, (iii) written notice executed by the parties or their respective successors in interest, terminating this Escrow Agreement setting forth instructions for delivery of the escrow items. Upon termination as above stated Escrow Agent shall have no further liability hereunder.

     8. Indemnity of Escrow Agent. IDS, MOORE and MLC, on behalf of themselves and their successors in interest, if any, individually, jointly and severally hereby agree and shall, upon demand, indemnify, protect, save and hold harmless Escrow Agent, his agents, servants, officers, directors, shareholders, employees, representatives and any and all others acting by or through the Escrow Agent, from and against any and all debts, liabilities, losses, damages, penalties, claims, actions, suits, costs, expenses, disbursements, including without limitation, reimbursement for all reasonable attorney fees, of whatsoever kind and nature, imposed upon, incurred by, paid by and/or asserted against Escrow Agent, in any way or form, directly or indirectly arising out of this Agreement, any and all aspects hereof and/or any and all disputes which may arise between the parties hereto or between the parties hereto and third persons as well as claims by third persons against Escrow Agent, including but not limited to, claims or demands by any governmental entity whatsoever, asserted by reason of this Agreement.


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     9.   Notices.  Any notice required or permitted hereunder shall be sent to the party entitled to receive the same by certified United States mail, return receipt requested, or shall be hand delivered. Any notice sent by mail shall be deemed received five (5) business days following deposit of the same in the United States mail, in a properly addressed wrapper with proper postage affixed thereto.

     10. Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

     EXECUTED this 13th day of November, 1998.



ESCROW AGENT:                      IDS:


/s/ Johnny J. Williams             /s/ Bill Coskey
-----------------------            ---------------------------
JOHNNY J. WILLIAMS                 BY: BILL COSKEY, PRESIDENT



                                   MLC:


/s/ Michael L. Moore               /s/ Michael L. Moore
-----------------------            ---------------------------
MICHAEL L. MOORE                   BY: MICHAEL L. MOORE, PRESIDENT


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